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    FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
      Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Response)

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1. Name and Address of Reporting Person*

   Del Biaggio III     William        J.
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   (Last)              (First)        (Middle)

   991 Folsom Street
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                       (Street)

   San Francisco       CA             94107
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   (City)              (State)        (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   09/30/02

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   meVC Draper Fisher Jurvetson Fund I, Inc. (NYSE: MVC)

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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   |_| Director                            |_| 10% Owner
   |X| Officer (give title below)          |_| Other (specify below)

   President
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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   |X| Form filed by One Reporting Person
   |_| Form filed by More than One Reporting Person

================================================================================

             Table I - Non-Derivative Securities Beneficially Owned

                        2. Amount of Securities    3. Ownership Form:
1. Title of Security       Beneficially Owned         Direct (D) or Indirect   4. Nature of Indirect Beneficial
   (Instr. 4)              (Instr. 4)                 (I)  (Instr. 5)             Ownership (Instr. 5)
---------------------------------------------------------------------------------------------------------------
Common Stock            0 shares
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

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

               Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

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                                            3. Title and
                                            Amount of           4. Conversion     5. Ownership Form
1. Title of      2. Date Exercisable        Securities          or Exercise       of Derivative            6. Nature of
Derivative       and Expiration             Underlying          Price of          Security Direct (D)      Beneficial
Security         Date                       Derivative          Derivative        or Indirect (I)          Ownership
(Inst. 4)        (month/day/year)           Security            Security          (Instr. 5)               (Instr. 5)
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                 Date         Expiration    Title   Amount or
                 Exercisable  Date                  Number of
                                                    Shares
------------------------------------------------------------------------------------------------------------------------------------

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

                               /S/ WILLIAM DEL BIAGGIO III         10/01/02
                               --------------------------------    --------
                               ** Signature or Reporting Person      Date

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

SEC 1473(7-96)